Exhibit 99.1

EyeGate Pharmaceuticals Signs Technology Transfer and License Agreement with SentrX Animal Care

WALTHAM, Mass., Oct. 02, 2018 (GLOBE NEWSWIRE) -- EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG) a clinical-stage, specialty pharmaceutical company with two proprietary platform technologies for treating diseases and disorders of the eye, announced today the execution of a license agreement with SentrX™ Animal Care, Inc., a veterinary medical device company that develops and manufactures veterinary wound care products. Under the agreement, EyeGate will in-license the rights to trade-secrets and know-how related to the manufacturing of EyeGate’s Ocular Bandage Gel (OBG).

The agreement will enable EyeGate to pursue a different vendor with a larger capacity for manufacturing and an FDA-inspected facility for commercialization of a product for human use. EyeGate’s OBG, a crosslinked modified hyaluronic acid eye drop is currently being studied in human clinical trials for both photorefractive keratectomy (PRK) and punctate epitheliopathies (PE).

Brian Segebrecht, President and Chief Executive Officer of SentrX, said, “We are pleased to have signed this agreement with EyeGate. This strategic decision allows us to focus on growing our core animal health business. We look forward to providing support at all stages of the technology transfer to ensure a seamless transition for EyeGate.”

Stephen From, President and Chief Executive Officer of EyeGate, said, “We are excited to enter into this strategic agreement with SentrX, which enables us to control our manufacturing decisions going forward.” Stephen From continued, “We expect the technology transfer, supported by SentrX, will ensure a successful transition to another manufacturing vendor without production interruption.”

About SentrX™ Animal Care, Inc.

SentrX is a veterinary medical device company that develops and manufactures veterinary wound care and ophthalmic products for companion animals. SentrX transforms complex biotechnologies into easy-to-use care solutions that promote the long-term well-being of animals.

SentrX was founded on technology from the University of Utah and collaborates with a variety of veterinary academic institutions and practicing veterinarians. The company’s unique combination of medicinal chemistry, bioengineering, and product manufacturing capabilities allow it to deliver cutting-edge animal care solutions.

About EyeGate

EyeGate is a clinical-stage specialty pharmaceutical company focused on developing and commercializing products using its two proprietary platform technologies for treating diseases and disorders of the eye.

EyeGate’s OBG platform is based on a crosslinked thiolated carboxymethyl hyaluronic acid (CMHA-S), a modified form of the natural polymer hyaluronic acid, which is a gel that possesses unique physical and chemical properties such as hydrating and healing when applied to the ocular surface. The ability of CMHA-S to adhere longer to the ocular surface, resist degradation and protect the ocular surface makes it well-suited for treating various ocular surface injuries including surgical trauma.

EGP-437, EyeGate’s other product in clinical trials, incorporates a reformulated topically active corticosteroid, Dexamethasone Phosphate that is delivered into the ocular tissues through EyeGate’s proprietary innovative drug delivery system, the EyeGate II Delivery System. For more information, please visit www.EyeGatePharma.com.

EyeGate Social Media

EyeGate uses its website (www.EyeGatePharma.com), Facebook page (https://www.facebook.com/ EyeGatePharma/), corporate Twitter account (https://twitter.com/EyeGatePharma), and LinkedIn page (https://www.linkedin.com/company/135892/) as channels of distribution of information about EyeGate and its product candidates. Such information may be deemed material information, and EyeGate may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor EyeGate’s website and its social media accounts in addition to following its press releases, SEC filings, public conference calls, and webcasts. The social media channels that EyeGate intends to use as a means of disclosing the information described above may be updated from time to time as listed on EyeGate’s investor relations website.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s EGP-437 combination product and the EyeGate OBG product, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on March 2, 2018 or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact

Joseph Green / Andrew Gibson

Edison Advisors for EyeGate Pharmaceuticals

646-653-7030 / 7719

jgreen@edisongroup.com / agibson@edisongroup.com